Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2013 (except Note 17, as to which the date is                      , 2013), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-189753) and related Prospectus of Marrone Bio Innovations, Inc. for the registration of 4,830,000 shares of its common stock.

Ernst & Young LLP

Sacramento, California

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 17 to the consolidated financial statements.

/s/ Ernst & Young LLP

Sacramento, California

July 30, 2013